PAYGARD, INC.
                               14-16 Regent Street
                                   London, SW1
                                 United Kingdom
                              Phone: (303) 422-8127
                               Fax (303) 431-1567


                                 August 2, 2005

VIA FACSIMILE ONLY TO (202) 942-9516
SEC
Attn: Babette Cooper
Mail Stop 3561
450 5th St., N.W.
Washington, D.C. 20549-0405

Re:      Paygard, Inc. Form 8-K filed

Dear Ms. Cooper:

         We acknowledge that the company (Paygard,  Inc.) is:

1)   responsible  for the adequacy and accuracy of the disclosure in the filing:
     and

2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing: and

3) the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                                     Sincerely,


                                                     Colin Gervaise-Brazier
                                                     President
                                                     /s/Colin Gervaise-Brazier